Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 21, 2007, accompanying the financial statements of Ciprico Inc. which is included in their Annual Report (which report expensed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Shares Based Payments, effective October 1, 2006) on Form 10-KSB for the year ended September 30, 2007.  We hereby consent to the inclusion of said report in the Registration Statement of Ciprico Inc. on Forms S-8 (File No. 33-64999, File No. 33-65001, File No. 333-02931, File No. 333-02933, File No. 333-42841, File No. 333-42843, File No. 333-42845 and File No. 333-61018).

/s/ G RANT THORNTON LLP

Minneapolis, Minnesota

December 21, 2007